Exhibit 5.1

August ??, 2002

Captiva Software Corporation
10145 Pacific Heights Blvd.
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Captiva Software Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to two million two hundred twenty-six thousand eight hundred seventy three (2,222,873) shares of the Company's Common Stock, $0.01 par value (the "Shares"), pursuant to the Company's Amended and Restated Stock Option/Stock Issuance Plan (the "Stock Plan") and 2002 Equity Incentive Plan (the "Equity Plan").

In connection with this opinion, we have examined the Registration Statement, the Stock Plan, the Equity Plan, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan or the Equity Plan, as applicable, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as shares of the Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By:______________________

Lance W. Bridges, Esq.